Exhibit 10.5

RESTRICTED STOCK UNIT GRANT NOTICE

[Time-Based]

Skillsoft Corp., a Delaware corporation (the “Company”), pursuant to its 2020 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), hereby grants to the Participant set forth below the number of time-based Restricted Stock Units set forth below (the “RSUs”). The RSUs are subject to all of the terms and conditions as set forth in this Restricted Stock Unit Grant Notice (this “Grant Notice”), in the Restricted Stock Unit Agreement (attached hereto), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

Participant: [*]

Date of Grant: [*]

Vesting Commencement Date: [*]

Number of Restricted Stock Units: [*]

Vesting Schedule: [*]

Default:

Subject to Section 2(b) of the Restricted Stock Unit Agreement, 25% of the RSUs will vest on each of the first four anniversaries of the Vesting Commencement Date, such that one-hundred percent (100%) of the RSUs will be vested on the fourth anniversary of the Vesting Commencement Date, in each case, provided that the Participant has not undergone a Termination prior to the applicable vesting date.

Acceleration Provisions:

In the event of a Change in Control during the Participant’s employment with the Company Group and prior to the time on which all the RSUs have vested, (i) any of the then-unvested RSUs that would otherwise be scheduled to vest over the 24-month period immediately following such Change in Control shall vest upon such Change in Control (notwithstanding any provision in the Plan, this Grant Notice or the Restricted Stock Unit Agreement to the contrary, and, for the avoidance of doubt, no action by any acquiror or the Company shall adversely impact the vesting schedule of the RSUs) and (ii) any of the RSUs that remain unvested as of such Change of Control may be assumed or substituted for in accordance with Section 11(b) of the Plan (but will vest upon the Change in Control if neither so assumed nor substituted).

For purposes of this Agreement, if the Participant’s employment is terminated by the Company without Severance Cause or by the Participant with Good Reason (in each case, as defined in the Participant’s offer letter with the Company dated September 4, 2024), such termination of employment is a “Qualifying Termination”.

In the event of the Participant’s Qualifying Termination during the 6-month period prior to a Change in Control and in connection with such Change in Control or within the 12-month period following a Change in Control (the “CIC Protection Period”), 100% of the then-unvested RSUs shall vest, effective as of the date of the Qualifying Termination.

In the event of the Participant’s Qualifying Termination outside the CIC Protection Period, any of the then-unvested RSUs that would otherwise be scheduled to vest over the 24-month period immediately following such Qualifying Termination shall vest, effective as of the date of the Qualifying Termination.

Any of the acceleration described in the “Acceleration Provisions” section of this “Vesting Schedule” section of this Grant Notice is subject to the Participant’s timely execution and non-revocation of a release of claims in substantially the form set forth as Annex III to the Participant’s offer letter with the Company dated September 4, 2024 and the Participant’s continued compliance in all material respects with the Participant’s obligations under his Restrictive Covenants Agreement (as defined in such offer letter).

Dividend Equivalents: The RSUs shall be credited with dividend equivalent payments, as provided in Section 13(c)(iii) of the Plan.

Acknowledgments: The Participant acknowledges receipt of this Grant Notice, the Restricted Stock Unit Agreement and the Plan and, as an express condition to the grant of the RSUs hereunder, agrees to bound by the terms of this Grant Notice, the Restricted Stock Unit Agreement and the Plan. The Participant further acknowledges and agrees that (a) this Grant Notice may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (b) this Grant Notice may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (c) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Grant Notice is countersigned by the Participant.

* * *

[Signature page follows]

Participant

SKILLSOFT CORP.

By:

[Signature page to Restricted Stock Unit Grant Notice (Time-Based)]

RESTRICTED STOCK UNIT AGREEMENT

[Time-Based]

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Restricted Stock Unit Agreement (this “Agreement”) and the Skillsoft Corp. 2020 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), Skillsoft Corp., a Delaware corporation (the “Company”), and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan.

1.    Grant of Restricted Stock Units. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Restricted Stock Units (the “RSUs”) provided in the Grant Notice (with each RSU representing an unfunded, unsecured right to receive one share of Common Stock).

2.    Vesting and Termination.

(a)    Subject to the conditions contained herein and in the Plan, the RSUs shall vest as provided in the Vesting Schedule set forth in the Grant Notice.

(b)    In the event of the Participant’s Termination for any reason prior to the time that all of the RSUs have vested, except as otherwise expressly provided in the Grant Notice, the then-unvested RSUs shall be forfeited to the Company by the Participant for no consideration as of the effective date of such Termination.

3.    Settlement of Restricted Stock Units. Subject to any election by the Committee pursuant to Section 8(d)(ii) of the Plan, the Company will deliver to the Participant, without charge, on or within 30 days following the applicable vesting date, one share of Common Stock for each RSU that vests on such date, and such vested RSU shall be cancelled upon such delivery. The Company shall either (a) deliver to the Participant a certificate or certificates therefor, registered in the Participant’s name, or (b) cause such shares of Common Stock to be credited to the Participant’s account at the third-party plan administrator. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to issue or transfer any shares of Common Stock as contemplated by this Agreement unless and until such issuance or transfer complies with all relevant provisions of law and the requirements of any stock exchange on which the shares of Common Stock are listed for trading.

4.    Participant. Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or persons to whom the RSUs may be transferred in accordance with Section 13(b) of the Plan, the word “Participant” shall be deemed to include such persons.

5.    Non-Transferability. The RSUs are not transferable by the Participant except to Permitted Transferees in accordance with Section 13(b) of the Plan. Except as otherwise provided herein, no assignment or transfer of the RSUs, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the RSUs shall terminate and become of no further effect.

6.    Rights as Shareholder. Subject to any dividend equivalent payments to be provided to the Participant in accordance with the Grant Notice and Section 13(c)(iii) of the Plan, the Participant shall have no rights as a shareholder with respect to any share of Common Stock underlying an RSU unless and until the Participant shall have become the holder of record of such share of Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record thereof.

7.    Tax Withholding. The provisions of Section 13(d) of the Plan are incorporated herein by reference and made a part hereof.

8.    Notice. Every notice or other communication relating to this Agreement between the Company and the Participant shall be in writing, which may include by electronic mail, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s Legal Department or its designee, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the foregoing, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

9.    No Right to Continued Employment or Service. This Agreement does not confer upon the Participant any right to continue as an employee or other service provider to the Company.

10.    Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

11.    Waiver and Amendments. Except as otherwise set forth in Section 12 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

12.    Governing Law. The provisions of Section 13(q) of the Plan are incorporated herein by reference and made a part hereof. Notwithstanding anything contained in this Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of the State of Delaware.

13.    Plan. The terms and provisions of the Plan are incorporated herein by reference and made a part hereof. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the terms and provisions of this Agreement (including the Grant Notice), the Plan shall govern and control.

14.    Section 409A. The RSUs are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, if the Participant experiences a Termination that is not a “separation from service” within the meaning of Section 409A of the Code, no payment or distribution of any amounts with respect to the RSUs will be due to the Participant until the Participant would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code. Any payments described in this Agreement that are due within the “short-term deferral” period as defined in Section 409A of the Code shall not be treated as deferred compensation subject to Section 409A unless applicable law requires otherwise. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Notwithstanding any other provision of this Agreement, to the extent the RSUs are payable upon a “separation from service” to a Participant who is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code) determined in accordance with the methodology established by the Company as in effect on the date of such “separation from service” and to the extent such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, any such delivery of shares of Common Stock or cash payment due to lapse of the vesting restrictions upon such “separation from service” shall instead be made on the first business day after the date that is six (6) months following such “separation from service” (or death, if earlier). With respect to any payment or benefit under this Agreement that constitutes deferred compensation subject to Section 409A and that is not otherwise exempt from the application of Section 409A, then, if the period during which the Participant may consider, sign or revoke the release of claims spans two calendar years, the payment of such payment or benefit will not be made or begin until the later calendar year. The Company makes no representation that any or all of the payments or benefits described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

15.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

16.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17.    Entire Agreement. This Agreement, the Grant Notice and the Plan constitute the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings of the parties, oral and written, with respect to such subject matter.

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